Exhibit 99.1

CTG Outlines Strategic Initiatives

and Commitment to Further Enhancing Shareholder Value

Successfully Transforming Business Toward a Solutions-centric Organization

On Track to Position CTG as a Premier Global Solutions Provider

BUFFALO, N.Y., September 10, 2020 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today issued the following statement:

For the past several years, the CTG Board and management team have been implementing a plan to transform into a high-margin, solutions-centric business. We have made significant progress in this transformation and our strong performance trends over the past eighteen months are proof that our strategy is working. Despite the unprecedented and challenging global business environment, we delivered strong second quarter results with both revenue and non-GAAP operating profit increasing sequentially. These results are directly attributable to our team’s dedication and the disciplined execution of our strategy, and contributed to CTG achieving our highest first half operating margin and non-GAAP earnings per share in six years.

By continuing to shift our portfolio toward higher margin services and solutions, we will enhance the durability of our business model, improve operating leverage and position the Company to capitalize on opportunities for growth and value creation over the long-term.

CTG’s directors are actively engaged in overseeing the Company’s transformation, and challenge the executive management team to deliver on our strategic objectives and create value for stakeholders. The CTG Board brings significant senior leadership experience and expertise in information technology, strategic planning, risk management and other areas relevant to the Company’s strategy and operations. In the last three years the Board has added two new directors who bring fresh perspective, and whose diverse backgrounds add to the Board’s deep bench of talent.

The CTG Board reviews the Company’s pay programs, including those for directors, to ensure they are competitive with our peers and reflect industry best practices. We continue to stand at the forefront of aligning executive and director compensation with performance and total shareholder returns. To that end, the Compensation Committee of the Board, with the support of an independent consulting firm, develops packages that include a significant amount of tailored, performance-based incentives. In January 2018, we eliminated cash compensation for non-employee directors in favor of providing compensation exclusively in CTG shares to directly align the interests of our non-employee directors to those of our shareholders. In addition, in 2017 and 2018 the Board awarded equity-based compensation for senior leadership that included grants and associated vesting solely based upon a 50% and 100% increase in CTG’s share price. In both 2019 and 2020, a significant portion of the equity grants to the leadership team included performance targets that must be met before any vesting will occur.

Based upon the most recent study performed by the Company’s independent consultant, CTG directors are paid at the median as compared with similar sized companies, and other than a minor change to the chairman’s fee for participation on the Nomination and Governance

Committee, there have been no changes in Board fees since 2014. Prior to October 2014, the position of CEO and Chairman were combined in one position. In October 2014, a non-executive chairman was elected by the Board. The fees paid to the Chairman of the Board, totaling $100,000 annually, were a significant part of the increase in the Board’s total compensation when comparing the 2015 Board fees with those from 2014.

Our dynamic business generates solid and consistent free cash flow. In recent years, with the support of numerous CTG investors, the Company has developed a program to return excess capital to shareholders in a tax-free manner under a robust share repurchase authorization.

We will continue to take steps to build on our momentum and position CTG to capitalize on the significant long-term growth opportunities in our served end markets. We are confident that our expanded solutions offerings during the second half of the year will advance our future growth opportunities and accelerate the achievement of our objectives, including generating substantial long-term value for CTG shareholders.

As previously announced, the Company will hold its Annual Meeting of Shareholders on Thursday, September 17, 2020, at 10:00 a.m. Eastern Time. In connection with the Annual Meeting, the CTG Board recommends shareholders vote “FOR” all CTG director nominees and “FOR” the Company’s additional proposals outlined in its proxy statement. Due to concerns about COVID-19, this year’s Annual Meeting will be a completely virtual meeting conducted via live webcast.

Raymond James is serving as financial advisor to CTG, and Baker & McKenzie LLP is serving as legal counsel to the Company.

About CTG

CTG has established a reputation for responsiveness and reliability—traits that our clients say set us apart—since our founding in 1966. Today, we provide comprehensive information, technology, and business solutions that address critical challenges for clients in high-growth industries in North America and Western Europe. Backed by a proven track record of reliable delivery, CTG fosters long-term client relationships and trust, which allows us to develop strategic insights that maximize client investments in solutions and competitive advantage. CTG has operations in North America, South America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Additional Information and Where to Find It

On August 13, 2020, CTG filed a definitive proxy statement on Schedule 14A with the SEC. CTG has mailed the definitive proxy statement and a proxy card to each shareholder entitled to vote at the annual meeting of shareholders. BEFORE MAKING ANY VOTING DECISION, CTG SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS (AND ANY AMENDMENTS OR SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS THAT CTG FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and other relevant materials in connection with the annual meeting (as they become available), and any other documents filed by CTG with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at CTG’s investor website (http://investors.ctg.com).

Participants in the Solicitation

CTG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from CTG shareholders with respect to the annual meeting. Information about CTG’s directors and executive officers and their ownership of CTG common stock is set forth in CTG’s definitive proxy statement on Schedule 14A filed with the SEC on August 13, 2020. To the extent that holdings of CTG securities have changed since the amounts printed in CTG’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, are set forth in the proxy statement and other materials filed with SEC in connection with the transaction.

Contacts

Investors:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

Media

Michael Freitag / Joseph Sala

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449